Exhibit 28(j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 24 to the Registration Statement (Form N-1A, No. 33-38550) of Cash Trust Series II and to the incorporation by reference of our report, dated July 23, 2010, on Treasury Cash Series II (the sole portfolio of Cash Trust Series II) included in the Annual Shareholder Report for the fiscal year ended May 31, 2010.

Ernst & Young LLP

Boston, Massachusetts
July 23, 2010